Exhibit 2.1

SHARE EXCHANGE AGREEMENT

SHARE EXCHANGE AGREEMENT

THIS SHARE EXCHANGE AGREEMENT (hereinafter referred to as this "Agreement") is entered into as of March 1, 2007, by and between NT Technologies, Inc., a Nevada corporation (hereinafter referred to as the "NT Tech") and Nexplore Technologies, Inc., a Texas corporation (hereinafter referred to as the "Company"); upon the following premises:

Premises

WHEREAS, NT Tech is a publicly held corporation organized under the laws of the State of Nevada;

WHEREAS, Company is a privately held corporation organized under the laws of the State of Texas;

WHEREAS, management of the constituent corporations entered into a letter of intent (the "Letter of Intent") dated February 5, 2007 pursuant to which NT Tech agreed to acquire 100% of the issued and outstanding securities of Company in exchange for the issuance of comparable securities of NT Tech (the "Exchange") and Company agreed to use its best efforts to cause its security holders (the "Company Shareholders") to exchange their securities of Company on the terms described herein; and

WHEREAS, NT Tech and Company desire to set forth the terms of the Exchange, which is intended to constitute a tax-free reorganization pursuant to the provisions of Section 368(a)(1)(B) of the Internal Revenue Code of 1986.

Agreement

NOW THEREFORE, on the stated premises and for and in consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefits to the parties to be derived herefrom, it is hereby agreed as follows:

ARTICLE I

PLAN OF EXCHANGE

Section 1.01

(a) The Exchange. On the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined below) in accordance with the laws of the State of Texas and the laws of the State of Nevada, as may be applicable, all of the issued and outstanding securities of Company and rights to receive such securities ("Company Securities") shall be deemed exchanged for NT Tech securities and rights to receive such securities ("NT Tech Securities"), that provide the same rights, benefits and obligations as provided by outstanding Company Securities.

(b) Effective Time of the Exchange. Upon receipt of all requisite shareholder approvals, (i) the Company shall file a duly executed Certificate of Exchange with the Texas Secretary of State (the "Texas Certificate of Exchange"), and (ii) NT Tech shall file a duly executed Certificate of Exchange with the Nevada Secretary of State (the "Nevada Certificate of Exchange") (together, the "Exchange Filings"). The "Effective Time" of the Exchange shall be the later of: (i) the date and time of acceptance for filing with the Texas Secretary of State of the Texas Certificate of Exchange, (ii) the date and time of acceptance for filing with the Nevada Secretary of State of the Nevada Certificate of Exchange, or (iii) such other time as shall be agreed to by the parties and set forth in the Texas Certificate of Exchange and the Nevada Certificate of Exchange, as applicable.

The Exchange Filings shall be made as soon as practicable after the Closing of the transactions contemplated by this Agreement in accordance with Section 1.02.

(c) Exchange Consideration. The consideration to be paid and delivered by NT Tech to the Company Shareholders ("Exchange Consideration") shall be:

(i) one (1) share of NT Tech par value $.001 common stock ("NT Tech Common Stock" or "NT Tech Common Shares") for each one (1) share of Company par value $.00001 common stock ("Company Common Stock" or "Company Common Shares");

(ii) one (1) share of NT Tech Series "A" Convertible Preferred Stock ("NT Tech Preferred "A" Stock") for each one (1) share of Company Series "A" Convertible Preferred Stock ("Company Preferred "A" Stock");

(iii) one (1) share of NT Tech Series "B" Convertible Preferred Stock ("NT Tech Preferred "B" Stock") for each one (1) share of Company Series "B" Convertible Preferred Stock ("Company Preferred "B" Stock"); and

(iv) an NT Tech stock option exercisable for one (1) share of NT Tech Common Stock for each Company stock option exercisable for one (1) share of Company Common Stock);

(d) Effect of Exchange. At the Effective Time, by virtue of the Exchange and without any action on the part of the Company Shareholders, the Company Shareholders shall be entitled to receive the Exchange Consideration, as their interests may appear, and each Company Shareholder shall thereafter cease to have any rights with respect to such Company Securities, except the right to receive the Exchange Consideration in accordance with this Section 1.01 upon the surrender of a certificate ("Certificate") representing such Company Securities.

(e) Exchange of Certificates.

As soon as practicable after the Effective Time and upon completion of the Exchange contemplated by herein, NT Tech shall mail or make delivery to each Company Shareholder a (i) form letter of transmittal setting forth the instructions for the delivery of the Certificates representing the Company Securities. Upon surrender of the Certificates representing all of the Company Securities held by each Company Shareholder, together with such letter of transmittal, duly executed, and such other customary documentation as may be required pursuant to such instructions, the holder of the Company Securities shall be entitled to receive NT Tech Securities in a manner and amount as described herein. NT Tech shall bear the expense of exchanging the certificates.

Until surrendered in accordance with the provisions of this Section 1.01, each Certificate shall represent for all purposes only the right to receive the Exchange Consideration contemplated hereunder. In the event that any Certificate shall have been lost, stolen or destroyed, NT Tech will pay the Exchange Consideration upon satisfaction of all requirements of the stock transfer agent for NT Tech and, at NT Tech's option, upon the delivery of a duly executed affidavit of that fact by the holder claiming such Certificate to be lost, stolen or destroyed and, if required by NT Tech, reasonable indemnification against any claim that may be made against NT Tech with respect to such Certificate.

Section 1.02 Closing.

(a) Pursuant to the terms of the Letter of Intent, this Agreement shall be executed by all parties on March 1, 2007 by exchanging original or facsimile signatures on this Agreement. The closing ("Closing") of the transactions contemplated by this Agreement shall be consummated on a date and at such time as the parties may agree ("Closing Date"), but not later than March 31, 2007. All conditions precedent set forth in this Agreement shall have been satisfied or waived by the Closing Date. Articles of Exchange or a Certificate of Exchange shall be filed with the Secretary of State of the State of Texas within ten (10) business days following the Closing Date.

(b) At or before the Closing, NT Tech and Company shall execute, acknowledge, and deliver (or shall ensure to be executed, acknowledged, and delivered) any and all opinions, financial statements, schedules, agreements, resolutions, rulings or other instruments required by this Agreement to be so delivered at or prior to the Closing, together with such other items as may be reasonably requested by the parties hereto and their respective legal counsel in order to effectuate or evidence the transactions contemplated hereby. Among other things, NT Tech shall provide an opinion of counsel acceptable to Company as to such matters as Company may reasonably request, which shall include, but not be limited to, a statement, to the effect that (i) to such counsel's best knowledge, after reasonable investigation, from inception until the Closing Date, NT Tech has complied with all applicable statutes and regulations of any federal, state, or other applicable governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets or condition of NT Tech or except to the extent that noncompliance would not result in the occurrence of any material liability (such compliance including, but not being limited to, the filing of all reports to date with federal and state securities authorities).

ARTICLE II

SPECIAL COVENANTS

Section 2.01 Escrow. On the Closing Date, the two principal shareholders of NT Tech (Edward Nichols and Herbert Sears) (the "Escrow Shareholders") will each deliver to Billy J. Robinson, Esq., as escrow agent, pursuant to an "Escrow Agreement" in substantial form as attached hereto as Exhibit "A", certificates, accompanied by separate stock powers duly endorsed in blank by the appropriate person(s) in each case with reasonable assurances that such endorsements are genuine and effective, representing seventy-five percent (75%) of their free trading NT Tech Common Shares ("free trading" defined for these purposes as those shares of NT Tech Common Stock freely transferable by them under Rule 144 ninety-one (91) days after their resignation from NT Tech). These "Escrow Shares" will remain in escrow and may not be transferred or sold by the Shareholders for a period of six (6) months from the Closing Date ("the Escrow Period") without the express written consent of the Company.

Section 2.02 NT Tech Liabilities. The Company agrees to pay or otherwise settle up to $135,000 of NT Tech's liabilities that are outstanding on the Closing Date. As and when the Company pays or settles any of NT Tech's liabilities, the Company shall offset the amount of such payment or settlement against Escrow Shares, based upon the five (5) day average closing bid price of NT Tech's Common Stock immediately preceding the date of payment or settlement of such liability, and those number of Escrow Shares equal in value to the amount of such payment or settlement of such liabilities shall be released from escrow and transferred to the Company's designee. Prior to payment or final settlement of any such liability, the Company shall furnish the Escrow Shareholders with notice of the proposed payment or settlement amount, the stock price to be applied, and the number of Escrow Shares to be offset against the proposed payment or settlement amount. The Escrow Shareholders shall have ten (10) days after the date of such notice to otherwise pay or settle the liability and to furnish the Company with a full release of such liability from the owner of the liability. If such release if not furnished to the Company within such ten-day period, the Company may pay or settle the liability and notify the Escrow Agent of the payment or settlement, whereupon the Escrow Agent shall be authorized to withhold the appropriate number of Escrow Shares for transfer to Company's designee. The Escrow Shares shall be applied only to the discharge of the foregoing liabilities and for no other purpose, nor to satisfy any other obligation of the Escrow Shareholders or NT Tech arising under this Agreement.

Section 2.03 Delivery of Books and Records. For a period of two (2) years from the Closing Date NT Tech, Edward Nichols and Herbert Sears shall cause to be retained and preserved the originals of the corporate minute books, books of account, contracts, records, and all other books or documents of General Environmental Corporation now in the possession of NT Tech or its representatives, Edward Nichols and Herbert Sears and shall make such records available and deliver to the Company such records as the Company may request from time to time. NT Tech shall further deliver to Company on or before the Closing Date the originals of the corporate minute books, books of account, contracts, records, and all other books or documents of NT Tech now in the possession of NT Tech or its representatives, Edward Nichols and Herbert Sears.

Section 2.04 Third Party Consents and Certificates. NT Tech and Company shall have obtained any required third party consents to this Agreement and the transactions herein contemplated.

Section 2.05 Increase in Authorized Capital. Prior to the Closing Date, NT Tech's Board of Directors shall have taken all necessary action to increase the authorized shares of common stock of NT Tech to no less than 100,000,000 shares and the authorized shares of its preferred stock to no less than 10,000,000 shares. Additionally, the Board of NT Tech shall have taken such steps as may be necessary to change the trading symbol of NT Tech's common stock to such symbol as may be mutually agreed to and available.

Section 2.06 NT Tech Approvals. NT Tech's Board of Directors shall have approved the terms of this Agreement and shall have obtained shareholder approval of such matters as shall require shareholder approval hereunder.

Section 2.07 Consent of Company Shareholders. Company shall have obtained the consent of the requisite number of Company Shareholders to approve the Exchange.

Section 2.08 Designation of Directors and Officers. On the Closing Date, after completion and satisfaction of all other requirements of this Agreement, NT Tech's board of directors shall appoint and designate Paul O. Williams as Chairman of the Board of NT Tech, whereupon the remaining members of NT Tech's board of directors and all of NT Tech's officers shall deliver to Company their written resignations.

Section 2.09 Compliance with Securities Laws. All NT Tech securities issuable pursuant to this Agreement and the transaction have been duly and validly reserved for issuance and, when issued, will be duly authorized and validly issued, fully paid and non-assessable, and issued in compliance with all applicable federal and state securities laws, including the receipt by NT Tech any required permits from the Nevada and Texas Securities Commissioner authorizing the issuance and sale of its securities to the Company Shareholders for the consideration and in the manner provided in this Agreement. The NT Tech securities to be issued pursuant to the Exchange will not be registered under the Securities Act of 1933, as amended (the "Act") and are not eligible for resale under the Act unless an exemption to the Act is available.

Section 2.10 Exchange Act Reporting. On the Closing Date, NT Tech shall have filed all periodic reports required under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including the rules and regulations promulgated thereunder.

Section 2.11 Indemnification.

(a) Company hereby agrees to indemnify NT Tech and each of the officers, agents and directors of NT Tech as of the date of execution of this Agreement against any loss, liability, claim, damage, or expense (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing, or defending against any litigation, commenced or threatened, or any claim whatsoever), to which it or they may become subject arising out of or based on any inaccuracy appearing in or misrepresentations made under Article III of this Agreement. The indemnification provided for in this paragraph shall survive the Closing and consummation of the transactions contemplated hereby and termination of this Agreement.

(b) NT Tech hereby agrees to indemnify Company and each of the officers, agents, and directors of Company and each of the Company Shareholders as of the date of execution of this Agreement against any loss, liability, claim, damage, or expense (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing, or defending against any litigation, commenced or threatened, or any claim whatsoever), to which it or they may become subject arising out of or based on any inaccuracy appearing in or misrepresentation made under Article IV of this Agreement. The indemnification provided for in this paragraph shall survive the Closing and consummation of the transactions contemplated hereby and termination of this Agreement.

ARTICLE III

REPRESENTATIONS, COVENANTS, AND WARRANTIES OF COMPANY

As an inducement to, and to obtain the reliance of NT Tech, except as set forth on the Schedules (as hereinafter defined), Company represents and warrants as follows:

Section 3.01 Organization. Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Texas and has the corporate power and is duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, including qualification to do business as a foreign corporation in the states or countries in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification, except where failure to be so qualified would not have a material adverse effect on its business. Included in the Schedules are complete and correct copies of the articles of incorporation, and bylaws of Company as in effect on the date hereof. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of Company's articles of incorporation or bylaws. Company has full power, authority, and legal right and has taken all actions required by law, its articles of incorporation, or otherwise to authorize the execution and delivery of this Agreement and otherwise to consummate the transactions herein contemplated.

Section 3.02 Capitalization. The authorized capitalization of Company consists of 100,000,000 shares of common stock, $0.00001 par value, of which 50,678,000 shares are currently issued and outstanding and 4,000,000 shares of preferred stock, no par value, of which 1,990,201 shares are currently issued and outstanding, with the potential for Company to issue up to an additional 2,900,000 shares of its common stock to holders of Company stock options. All issued and outstanding shares are legally issued, fully paid, and non-assessable and were not issued in violation of the preemptive or other rights of any person.

Section 3.03 Subsidiaries and Predecessor Corporations. Company does not have any predecessor corporation(s) or subsidiaries, and does not own, beneficially or of record, any shares of any other corporation, except as disclosed in Schedule 3.03. For purposes hereinafter, the term "Company" also includes those subsidiaries, if any, set forth on Schedule 3.03.

Section 3.04 Financial Statements.

(a) Included in the Company Schedules are (i) the unaudited balance sheets and the related statements of operations of Company as of and for the quarterly periods ended September 30 and December 31, 2006, and (ii) the audited balance sheets of Company as of June 30, 2006 and the related audited statements of operations, stockholders' equity and cash flows for fiscal year ended June 30, 2006, together with the notes to such statements and the opinion of KBA Group, independent certified public accountants, with respect thereto.

(b) All such financial statements have been prepared in accordance with generally accepted accounting principles. The Company balance sheets present a true and fair view as of the dates of such balance sheets of the financial condition of Company. Company did not have, as of the dates of such balance sheets, except as and to the extent reflected or reserved against therein, any liabilities or obligations (absolute or contingent) which should be reflected in the balance sheets or the notes thereto, prepared in accordance with generally accepted accounting principles, and all assets reflected therein are properly reported and present fairly the value of the assets of Company in accordance with generally accepted accounting principles.

(c) Company has no liabilities with respect to the payment of any federal, state, county, local or other taxes (including any deficiencies, interest or penalties), except for taxes accrued but not yet due and payable.

(d) Company has filed all state, federal or local income and/or franchise tax returns required to be filed by it from inception to the date hereof. Each of such income tax returns reflects the taxes due for the period covered thereby, except for amounts which, in the aggregate, are immaterial.

(e) The books and records, financial and otherwise, of Company are in all material respects complete and correct and have been maintained in accordance with good business and accounting practices.

(f) All of Company' assets are reflected on its financial statements, and, except as set forth in the Company Schedules or the financial statements of Company or the notes thereto, Company has no material liabilities, direct or indirect, matured or unmatured, contingent or otherwise.

Section 3.05 Information. The information concerning Company set forth in this Agreement and in the Company Schedules is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading. In addition, Company has fully disclosed in writing to NT Tech (through this Agreement or the Company Schedules) all information relating to matters involving Company or its assets or its present or past operations or activities which (i) indicated or may indicate, in the aggregate, the existence of a greater than $250,000 liability or diminution in value, (ii) have led or may lead to a competitive disadvantage on the part of Company or (iii) either alone or in aggregation with other information covered by this Section, otherwise have led or may lead to a material adverse effect on the transactions contemplated herein or on Company, its assets, or its operations or activities as presently conducted or as contemplated to be conducted after the Closing Date, including, but not limited to, information relating to governmental, employee, environmental, litigation and securities matters and transactions with affiliates.

Section 3.06 Options or Warrants. Except as disclosed in Schedule 3.06, there are no existing options, warrants, calls, or commitments of any character relating to the authorized and unissued Company common stock, except options, warrants, calls or commitments, if any, to which Company is not a party and by which it is not bound.

Section 3.07 Absence of Certain Changes or Events. Except as set forth in this Agreement or the Company Schedules, since the date of the most recent Company balance sheet:

(a) there has not been (i) any material adverse change in the business, operations, properties, assets, or condition of Company or (ii) any damage, destruction, or loss to Company (whether or not covered by insurance) materially and adversely affecting the business, operations, properties, assets, or condition of Company;

(b) Company has not (i) amended its articles of incorporation or bylaws; (ii) declared or made, or agreed to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any of its capital stock; (iii) waived any rights of value which in the aggregate are outside of the ordinary course of business or material considering the business of Company; (iv) made any material change in its method of management, operation or accounting; (v) entered into any other material transaction other than sales in the ordinary course of its business; (vi) made any accrual or arrangement for payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer or employee; (vii) increased the rate of compensation payable or to become payable by it to any of its officers or directors or any of its salaried employees whose monthly compensation exceeds $1,000; or (viii) made any increase in any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement made to, for, or with its officers, directors, or employees;

(c) Company has not (i) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent) except as disclosed herein and except liabilities incurred in the ordinary course of business; (ii) paid or agreed to pay any material obligations or liability (absolute or contingent) other than current liabilities reflected in or shown on the most recent Company balance sheet, and current liabilities incurred since that date in the ordinary course of business and professional and other fees and expenses in connection with the preparation of this Agreement and the consummation of the transactions contemplated hereby; (iii) sold or transferred, or agreed to sell or transfer, any of its assets, properties, or rights (except assets, properties, or rights not used or useful in its business which, in the aggregate have a value of less than $1,000), or canceled, or agreed to cancel, any debts or claims (except debts or claims which in the aggregate are of a value of less than $1,000); (iv) made or permitted any amendment or termination of any contract, agreement, or license to which it is a party if such amendment or termination is material, considering the business of Company; or (v) issued, delivered, or agreed to issue or deliver any stock, bonds or other corporate securities including debentures (whether authorized and unissued or held as treasury stock); and

(d) to the best knowledge of Company, Company has not become subject to any law or regulation which materially and adversely affects, or in the future may adversely affect the business, operations, properties, assets, or condition of Company.

Section 3.08 Title and Related Matters. Company has good and marketable title to all of its properties, inventory, interests in properties, and assets, real and personal, which are reflected in the most recent Company balance sheet or acquired after that date (except properties, inventory, interests in properties, and assets sold or otherwise disposed of since such date in the ordinary course of business) free and clear of all liens, pledges, charges, or encumbrances except (a) statutory liens or claims not yet delinquent; (b) such imperfections of title and easements as do not and will not materially detract from or interfere with the present or proposed use of the properties subject thereto or affected thereby or otherwise materially impair present business operations on such properties; and (c) as described in the Company Schedules. Except as set forth in the Company Schedules, Company owns, free and clear of any liens, claims, encumbrances, royalty interests, or other restrictions or limitations of any nature whatsoever, any and all products it is currently manufacturing, including the underlying technology and data, and all procedures, techniques, marketing plans, business plans, methods of management, or other information utilized in connection with Company' business. Except as set forth in the Company Schedules, no third party has any right to, and Company has not received any notice of infringement of or conflict with asserted rights of others with respect to any product, technology, data, trade secrets, know-how, propriety techniques, trademarks, service marks, trade names, or copyrights which, individually or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a materially adverse effect on the business, operations, financial condition, income, or business prospects of Company or any material portion of its properties, assets, or rights.

Section 3.09 Litigation and Proceedings. Except as set forth in the Company Schedules, there are no actions, suits, proceedings, or investigations pending or, to the knowledge of Company after reasonable investigation, threatened by or against Company or affecting Company or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind. Company does not have any knowledge of any material default on its part with respect to any judgment, order, injunction, decree, award, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality or of any circumstances which, after reasonable investigation, would result in the discovery of such a default.

Section 3.10 Contracts.

(a) Except as included or described in the Company Schedules, there are no "material" contracts, agreements, franchises, license agreements, debt instruments or other commitments to which Company is a party or by which it or any of its assets, products, technology, or properties are bound other than those incurred in the ordinary course of business (as used in this Agreement, a "material" contract, agreement, franchise, license agreement, debt instrument or commitment is one which (i) will remain in effect for more than six (6) months after the date of this Agreement or (ii) involves aggregate obligations of at least fifty thousand dollars ($50,000));

(b) All contracts, agreements, franchises, license agreements, and other commitments to which Company is a party or by which its properties are bound and which are material to the operations of Company taken as a whole are valid and enforceable by Company in all respects, except as limited by bankruptcy and insolvency laws and by other laws affecting the rights of creditors generally;

(c) Company is not a party to or bound by, and the properties of Company are not subject to any contract, agreement, other commitment or instrument; any charter or other corporate restriction; or any judgment, order, writ, injunction, decree, or award which materially and adversely affects, the business operations, properties, assets, or condition of Company; and

(d) Except as included or described in the Company Schedules or reflected in the most recent Company balance sheet, Company is not a party to any oral or written (i) contract for the employment of any officer or employee which is not terminable on 30 days, or less notice; (ii) profit sharing, bonus, deferred compensation, stock option, severance pay, pension benefit or retirement plan, (iii) agreement, contract, or indenture relating to the borrowing of money, (iv) guaranty of any obligation, other than one on which Company is a primary obligor, for the borrowing of money or otherwise, excluding endorsements made for collection and other guaranties of obligations which, in the aggregate do not exceed more than one year or providing for payments in excess of $25,000 in the aggregate; (vi) collective bargaining agreement; or (vii) agreement with any present or former officer or director of Company.

Section 3.11 Material Contract Defaults. Company is not in default in any material respect under the terms of any outstanding contract, agreement, lease, or other commitment which is material to the business, operations, properties, assets or condition of Company and there is no event of default in any material respect under any such contract, agreement, lease, or other commitment in respect of which Company has not taken adequate steps to prevent such a default from occurring.

Section 3.12 No Conflict With Other Instruments. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, constitute an event of default under, or terminate, accelerate or modify the terms of any material indenture, mortgage, deed of trust, or other material contract, agreement, or instrument to which Company is a party or to which any of its properties or operations are subject.

Section 3.13 Governmental Authorizations. Except as set forth in the Company Schedules, Company has all licenses, franchises, permits, and other governmental authorizations that are legally required to enable it to conduct its business in all material respects as conducted on the date hereof. Except for compliance with federal and state securities and corporation laws, as hereinafter provided, no authorization, approval, consent, or order of, or registration, declaration, or filing with, any court or other governmental body is required in connection with the execution and delivery by Company of this Agreement and the consummation by Company of the transactions contemplated hereby.

Section 3.14 Compliance With Laws and Regulations. Except as set forth in the Company Schedules, to the best of its knowledge Company has complied with all applicable statutes and regulations of any federal, state, or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets, or condition of Company or except to the extent that noncompliance would not result in the occurrence of any material liability for Company.

Section 3.15 Insurance. All of the properties of Company are fully insured for their full replacement cost.

Section 3.16 Approval of Agreement. The board of directors of Company has authorized the execution and delivery of this Agreement by Company and has approved this Agreement and the transactions contemplated hereby, and will recommend to the Company Shareholders that the Exchange be accepted by them.

Section 3.17 Material Transactions or Affiliations. Set forth in the Company Schedules is a description of every contract, agreement, or arrangement between Company and any predecessor and any person who was at the time of such contract, agreement, or arrangement an officer, director, or person owning of record, or known by Company to own beneficially, 5% or more of the issued and outstanding common stock of Company and which is to be performed in whole or in part after the date hereof or which was entered into not more than three years prior to the date hereof. Except as disclosed in the Company Schedules or otherwise disclosed herein, no officer, director, or 5% shareholder of Company has, or has had since inception of Company, any known interest, direct or indirect, in any transaction with Company which was material to the business of Company. There are no commitments by Company, whether written or oral, to lend any funds, or to borrow any money from, or enter into any other transaction with, any such affiliated person.

Section 3.18 Labor Relations. Company has not had work stoppage resulting from labor problems. To the knowledge of Company, no union or other collective bargaining organization is organizing or attempting to organize any employee of Company.

Section 3.19 Company Schedules. Company has delivered to NT Tech the following schedules, which are collectively referred to as the "Company Schedules" and which consist of separate schedules dated as of the date of execution of this Agreement, all certified by the chief executive officer of Company as complete, true, and correct as of the date of this Agreement in all material respects:

(a) a schedule containing complete and correct copies of the articles of incorporation, and bylaws of Company in effect as of the date of this Agreement;

(b) a schedule containing the financial statements of Company identified in paragraph 3.04(a);

(c) a Schedule 3.19(c) containing a list indicating the name and address of each shareholder of Company together with the number of shares owned by him, her or it;

(d) a schedule setting forth a description of any material adverse change in the business, operations, property, inventory, assets, or condition of Company since December 31, 2006, required to be provided pursuant to section 3.07 hereof; and

(e) a schedule setting forth any other information, together with any required copies of documents, required to be disclosed in the Company Schedules by Sections 3.01 through 3.18.

Company shall cause the Company Schedules and the instruments and data delivered to NT Tech hereunder to be accurate as of the Closing Date.

Section 3.20 Valid Obligation. This Agreement and all agreements and other documents executed by Company in connection herewith constitute the valid and binding obligation of Company, enforceable in accordance with its or their terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefor may be brought.

ARTICLE IV

REPRESENTATIONS, COVENANTS, AND WARRANTIES OF NT TECH

As an inducement to, and to obtain the reliance of Company and the Company Shareholders, except as set forth in the NT Tech Schedules (as hereinafter defined), NT Tech represents and warrants as follows:

Section 4.01 Organization. NT Tech is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada and has the corporate power and is duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets, to carry on its business in all material respects as it is now being conducted, and except where failure to be so qualified would not have a material adverse effect on its business, there is no jurisdiction in which it is not qualified in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification. Included in the NT Tech Schedules are complete and correct copies of the certificate of incorporation and bylaws of NT Tech as in effect on the date hereof. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of NT Tech's articles of incorporation or bylaws. NT Tech has full power, authority, and legal right and has taken all actions required by law, its articles of incorporation, or otherwise to authorize the execution and delivery of this Agreement and otherwise to consummate the transactions herein contemplated.

Section 4.02 Capitalization. NT Tech's authorized capitalization consists of 100,000,000 shares of common stock, par value $.001, of which 2,176,560 shares are issued and outstanding (the "Original NT Tech Shares") and 10,000,000 shares of Preferred Stock, par value $.001, of which no shares are issued and outstanding. There are no other outstanding options, warrants or rights to receive NT Tech common or preferred stock, excluding any shares and options issuable pursuant to the Exchange. All issued and outstanding shares are legally issued, fully paid, and non-assessable and were not issued in violation of the preemptive or other rights of any person.

Section 4.03 Subsidiaries and Predecessor Corporations. NT Tech does not have any predecessor corporation(s) or subsidiaries, and does not own, beneficially or of record, any shares of any other corporation, except as disclosed in Schedule 4.03. For purposes hereinafter, the term "NT Tech" also includes those predecessor corporations and subsidiaries, if any, set forth on Schedule 4.03.

Section 4.04 Securities Filings; Financial Statements.

(a) Since September 5, 2002, the date of filing its Registration Statement on Form 10-SB, NT Tech has filed all forms, reports and documents required to be filed with the Securities and Exchange Commission (collectively, the "SEC Reports") and has heretofore delivered to Company all comment letters from the Securities and Exchange Commission with respect to the SEC Reports. The SEC Reports (i) were prepared in accordance with the requirements of the Securities Exchange Act of 1934 or the Securities Act of 1933, as appropriate, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) Included in the NT Tech Schedules are (i) the unaudited balance sheets of NT Tech and the related statements of operations and cash flows as of and for the three months ended December 31, 2006 and (ii) the audited balance sheets of NT Tech as of September 30, 2006 and 2005, and the related audited statements of operations, stockholders' equity and cash flows for the two fiscal years ended September 30, 2006 and 2005, together with the notes to such statements and the opinion of Larry O'Donnell, CPA, P.C., independent certified public accountant, with respect thereto, all as set forth in the SEC Reports.

(c) All such financial statements have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved. The NT Tech balance sheets present fairly as of their respective dates the financial condition of NT Tech. As of the date of such balance sheets, except as and to the extent reflected or reserved against therein, NT Tech had no liabilities or obligations (absolute or contingent) which should be reflected in the balance sheets or the notes thereto prepared in accordance with generally accepted accounting principles, and all assets reflected therein are properly reported and present fairly the value of the assets of NT Tech, in accordance with generally accepted accounting principles. The statements of operations, stockholders' equity and cash flows reflect fairly the information required to be set forth therein by generally accepted accounting principles.

(d) NT Tech has no liabilities with respect to the payment of any federal, state, county, local or other taxes (including any deficiencies, interest or penalties), except for taxes accrued but not yet due and payable.

(e) NT Tech has filed all state, federal or local income and/or franchise tax returns required to be filed by it from inception to the date hereof. Each of such income tax returns reflects the taxes due for the period covered thereby, except for amounts which, in the aggregate, are immaterial.

(f) The books and records, financial and otherwise, of NT Tech are in all material aspects complete and correct and have been maintained in accordance with good business and accounting practices.

(g) All of NT Tech's assets are reflected on its financial statements, and, except as set forth in the NT Tech Schedules or the financial statements of NT Tech or the notes thereto, NT Tech has no material liabilities, direct or indirect, matured or unmatured, contingent or otherwise.

Section 4.05 Information. The information concerning NT Tech set forth in this Agreement and the NT Tech Schedules is complete and accurate in all material respects and does not contain any untrue statements of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading. In addition, NT Tech has fully disclosed in writing to Company (through this Agreement or the NT Tech Schedules) all information relating to matters involving NT Tech or its assets or its present or past operations or activities which (i) indicated or may indicate, in the aggregate, the existence of a greater than $250,000 liability or diminution in value, (ii) have led or may lead to a competitive disadvantage on the part of NT Tech or (iii) either alone or in aggregation with other information covered by this Section, otherwise have led or may lead to a material adverse effect on the transactions contemplated herein or on NT Tech, its assets, or its operations or activities as presently conducted or as contemplated to be conducted after the Closing Date, including, but not limited to, information relating to governmental, employee, environmental, litigation and securities matters and transactions with affiliates.

Section 4.06 Options or Warrants. There are no existing options, warrants, calls, or commitments of any character relating to the authorized and unissued stock of NT Tech, except as disclosed and described in Schedule 4.06 (the "Existing Rights").

Section 4.07 Absence of Certain Changes or Events. Except as set forth in the Letter of Intent or permitted in writing by Company, since the date of the most recent NT Tech balance sheet:

(a) there has not been (i) any material adverse change in the business, operations, properties, assets or condition of NT Tech or (ii) any damage, destruction or loss to NT Tech (whether or not covered by insurance) materially and adversely affecting the business, operations, properties, assets or condition of NT Tech;

(b) NT Tech has not (i) amended its certificate of incorporation or bylaws; (ii) declared or made, or agreed to declare or make any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any of its capital stock; (iii) waived any rights of value which in the aggregate are outside of the ordinary course of business or material considering the business of NT Tech; (iv) made any material change in its method of management, operation, or accounting; (v) entered into any transactions or agreements other than in the ordinary course of business; (vi) made any accrual or arrangement for or payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer or employee; (vii) increased the rate of compensation payable or to become payable by it to any of its officers or directors or any of its salaried employees whose monthly compensation exceed $1,000; or (viii) made any increase in any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement, made to, for or with its officers, directors, or employees;

(c) NT Tech has not (i) granted or agreed to grant any options, warrants, or other rights for its stock, bonds, or other corporate securities calling for the issuance thereof; (ii) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent) except liabilities incurred in the ordinary course of business; (iii) paid or agreed to pay any material obligations or liabilities (absolute or contingent) other than current liabilities reflected in or shown on the most recent NT Tech balance sheet and current liabilities incurred since that date in the ordinary course of business and professional and other fees and expenses in connection with the preparation of this Agreement and the consummation of the transaction contemplated hereby; (iv) sold or transferred, or agreed to sell or transfer, any of its assets, properties, or rights (except assets, properties, or rights not used or useful in its business which, in the aggregate have a value of less than $1000), or canceled, or agreed to cancel, any debts or claims (except debts or claims which in the aggregate are of a value less than $1000); (v) made or permitted any amendment or termination of any contract, agreement, or license to which it is a party if such amendment or termination is material, considering the business of NT Tech; or (vi) issued, delivered or agreed to issue or deliver, any stock, bonds, or other corporate securities including debentures (whether authorized and unissued or held as treasury stock), except in connection with this Agreement; and

(d) to the best knowledge of NT Tech, it has not become subject to any law or regulation which materially and adversely affects, or in the future, may adversely affect, the business, operations, properties, assets or condition of NT Tech.

Section 4.08 Title and Related Matters. NT Tech has good and marketable title to all of its properties, inventory, interest in properties, and assets, real and personal, which are reflected in the most recent NT Tech balance sheet or acquired after that date (except properties, inventory, interest in properties, and assets sold or otherwise disposed of since such date in the ordinary course of business), free and clear of all liens, pledges, charges, or encumbrances except (a) statutory liens or claims not yet delinquent; (b) such imperfections of title and easements as do not and will not materially detract from or interfere with the present or proposed use of the properties subject thereto or affected thereby or otherwise materially impair present business operations on such properties; and (c) as described in the NT Tech Schedules. Except as set forth in the NT Tech Schedules, NT Tech owns, free and clear of any liens, claims, encumbrances, royalty interests, or other restrictions or limitations of any nature whatsoever, any and all products it is currently manufacturing, including the underlying technology and data, and all procedures, techniques, marketing plans, business plans, methods of management, or other information utilized in connection with NT Tech's business. Except as set forth in the NT Tech Schedules, no third party has any right to, and NT Tech has not received any notice of infringement of or conflict with asserted rights of others with respect to any product, technology, data, trade secrets, know-how, propriety techniques, trademarks, service marks, trade names, or copyrights which, individually or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a materially adverse effect on the business, operations, financial condition, income, or business prospects of NT Tech or any material portion of its properties, assets, or rights.

Section 4.09 Litigation and Proceedings. There are no actions, suits, proceedings or investigations pending or, to the knowledge NT Tech after reasonable investigation, threatened by or against NT Tech or affecting NT Tech or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind except as disclosed in Schedule 4.09. NT Tech has no knowledge of any default on its part with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator, or governmental agency or instrumentality or any circumstance which after reasonable investigation would result in the discovery of such default.

Section 4.10 Contracts.

(a) NT Tech is not a party to, and its assets, products, technology and properties are not bound by, any material contract, franchise, license agreement, agreement, debt instrument or other commitments whether such agreement is in writing or oral, except as disclosed in Schedule 4.10.

(b) All contracts, agreements, franchises, license agreements, and other commitments to which NT Tech is a party or by which its properties are bound and which are material to the operations of NT Tech taken as a whole are valid and enforceable by NT Tech in all respects, except as limited by bankruptcy and insolvency laws and by other laws affecting the rights of creditors generally;

(c) NT Tech is not a party to or bound by, and the properties of NT Tech are not subject to any contract, agreement, other commitment or instrument; any charter or other corporate restriction; or any judgment, order, writ, injunction, decree, or award which materially and adversely affects, the business operations, properties, assets, or condition of NT Tech; and

(d) Except as included or described in the NT Tech Schedules or reflected in the most recent NT Tech balance sheet, NT Tech is not a party to any oral or written (i) contract for the employment of any officer or employee which is not terminable on 30 days, or less notice; (ii) profit sharing, bonus, deferred compensation, stock option, severance pay, pension benefit or retirement plan, (iii) agreement, contract, or indenture relating to the borrowing of money, (iv) guaranty of any obligation, other than one on which NT Tech is a primary obligor, for the borrowing of money or otherwise, excluding endorsements made for collection and other guaranties of obligations which, in the aggregate do not exceed more than one year or providing for payments in excess of $25,000 in the aggregate; (vi) collective bargaining agreement; or (vii) agreement with any present or former officer or director of NT Tech.

Section 4.11 Material Contract Defaults. NT Tech is not in default in any material respect under the terms of any outstanding contract, agreement, lease, or other commitment which is material to the business, operations, properties, assets or condition of NT Tech and there is no event of default in any material respect under any such contract, agreement, lease, or other commitment in respect of which NT Tech has not taken adequate steps to prevent such a default from occurring.

Section 4.12 No Conflict With Other Instruments. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, constitute a default under, or terminate, accelerate or modify the terms of, any indenture, mortgage, deed of trust, or other material agreement or instrument to which NT Tech is a party or to which any of its assets or operations are subject.

Section 4.13 Governmental Authorizations. NT Tech has all licenses, franchises, permits, and other governmental authorizations, that are legally required to enable it to conduct its business operations in all material respects as conducted on the date hereof. Except for compliance with federal and state securities or corporation laws, as hereinafter provided, no authorization, approval, consent or order of, of registration, declaration or filing with, any court or other governmental body is required in connection with the execution and delivery by NT Tech of this Agreement and the consummation by NT Tech of the transactions contemplated hereby.

Section 4.14 Compliance With Laws and Regulations. To the best of its knowledge, NT Tech has complied with all applicable statutes and regulations of any federal, state, or other applicable governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets or condition of NT Tech or except to the extent that noncompliance would not result in the occurrence of any material liability. This compliance includes, but is not limited to, the filing of all reports to date with federal and state securities authorities.

Section 4.15 Insurance. All of the properties of NT Tech are fully insured for their full replacement cost.

Section 4.16 Approval of Agreement. The board of directors of NT Tech has authorized the execution and delivery of this Agreement by NT Tech and has approved this Agreement and the transactions contemplated hereby and if required, will recommend to its shareholders that they approve this Agreement and the transactions contemplated hereby.

Section 4.17 Continuity of Business Enterprises. NT Tech has no commitment or present intention to liquidate Company or sell or otherwise dispose of a material portion of Company' business or assets following the consummation of the transactions contemplated hereby.

Section 4.18 Material Transactions or Affiliations. Except as disclosed herein and in the NT Tech Schedules, there exists no contract, agreement or arrangement between NT Tech and any predecessor and any person who was at the time of such contract, agreement or arrangement an officer, director, or person owning of record or known by NT Tech to own beneficially, 5% or more of the issued and outstanding common stock of NT Tech and which is to be performed in whole or in part after the Closing Date or was entered into not more than three years prior to the date hereof. Neither any officer, director, nor 5% shareholder of NT Tech has, or has had since inception of NT Tech, any known interest, direct or indirect, in any such transaction with NT Tech which was material to the business of NT Tech. NT Tech has no commitment, whether written or oral, to lend any funds to, borrow any money from, or enter into any other transaction with, any such affiliated person.

Section 4.19 Labor Relations. NT Tech has not had work stoppage resulting from labor problems. To the knowledge of NT Tech, no union or other collective bargaining organization is organizing or attempting to organize any employee of NT Tech.

Section 4.20 NT Tech Schedules. NT Tech has delivered to Company the following schedules, which are collectively referred to as the "NT Tech Schedules" and which consist of separate schedules, which are dated the date of this Agreement, all certified by the chief executive officer of NT Tech to be complete, true, and accurate in all material respects as of the date of this Agreement:

(a) a schedule containing complete and accurate copies of the certificate of incorporation and bylaws of NT Tech as in effect as of the date of this Agreement;

(b) a schedule containing the financial statements of NT Tech identified in paragraph 4.04(b);

(c) a Schedule 4.20(c) containing a list indicating the name and address of each shareholder of NT Tech together with the number of shares owned by him, her or it;

(d) a schedule containing a description of all real property owned by NT Tech, together with a description of every mortgage, deed of trust, pledge, lien, agreement, encumbrance, claim, or equity interest of any nature whatsoever in such real property;

(e) copies of all licenses, permits, and other governmental authorizations (or requests or applications therefor) pursuant to which NT Tech carries on or proposes to carry on its business (except those which, in the aggregate, are immaterial to the present or proposed business of NT Tech);

(f) a schedule listing the accounts receivable and notes and other obligations receivable of NT Tech as of February 28, 2007, or thereafter other than in the ordinary course of business of NT Tech, indicating the debtor and amount, and classifying the accounts to show in reasonable detail the length of time, if any, overdue, and stating the nature and amount of any refunds, set offs, reimbursements, discounts, or other adjustments which are in the aggregate material and due to or claimed by such debtor;

(g) a schedule listing the accounts payable and notes and other obligations payable of NT Tech as of February 28, 2007, or that arose thereafter other than in the ordinary course of the business of NT Tech, indicating the creditor and amount, classifying the accounts to show in reasonable detail the length of time, if any, overdue, and stating the nature and amount of any refunds, set offs, reimbursements, discounts, or other adjustments, which in the aggregate are material and due to or claimed by NT Tech respecting such obligations;

(h) a schedule setting forth a description of any material adverse change in the business, operations, property, inventory, assets, or condition of NT Tech since December 31, 2006, required to be provided pursuant to section 4.07 hereof; and

(i) a schedule setting forth any other information, together with any required copies of documents, required to be disclosed in the NT Tech Schedules by Sections 4.01 through 4.19.

NT Tech shall cause the NT Tech Schedules and the instruments and data delivered to Company hereunder to be accurate as of the Closing Date.

Section 4.21 Proxy Statement; Registration Statement. Intentionally omitted.

Section 4.22 Bank Accounts; Power of Attorney. Set forth in Schedule 4.22 is a true and complete list of (a) all accounts with banks, money market mutual funds or securities or other financial institutions maintained by NT Tech within the past twelve (12) months, the account numbers thereof, and all persons authorized to sign or act on behalf of NT Tech, (b) all safe deposit boxes and other similar custodial arrangements maintained by NT Tech within the past twelve (12) months, and (c) the names of all persons holding powers of attorney from NT Tech or who are otherwise authorized to act on behalf of NT Tech with respect to any matter, other than its officers and directors, and a summary of the terms of such powers or authorizations.

Section 4.23 Valid Obligation. This Agreement and all agreements and other documents executed by NT Tech in connection herewith constitute the valid and binding obligation of NT Tech, enforceable in accordance with its or their terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefor may be brought.

ARTICLE V

CONDITIONS PRECEDENT TO OBLIGATIONS OF NT TECH

The obligations of NT Tech under this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions:

Section 5.01 Accuracy of Representations and Performance of Covenants. The representations and warranties made by Company in this Agreement shall be true at the Closing Date. Company shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by Company prior to or at the Closing. NT Tech shall be furnished with a certificate, signed by a duly authorized executive officer of Company and dated the Closing Date, to the foregoing effect.

Section 5.02 Officer's Certificate. NT Tech shall have been furnished with a certificate dated the Closing Date and signed by a duly authorized officer of Company to the effect that no litigation, proceeding, investigation, or inquiry is pending, or to the best knowledge of Company threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement, or, to the extent not disclosed in the Company Schedules, by or against Company, which might result in any material adverse change in any of the assets, properties, business, or operations of Company.

Section 5.03 No Material Adverse Change. Since the date of the most recent Company balance sheet, there shall not have occurred any change in the financial condition, business, or operations of Company nor shall any event have occurred which, with the lapse of time or the giving of notice, would have a material adverse impact on the financial statements of the Company, taken as a whole.

Section 5.04 Good Standing. NT Tech shall have received a certificate of good standing from the State of Texas, dated as of a date within ten days prior to the Closing Date certifying that Company is in good standing as a corporation in the State of Texas.

Section 5.05 Approval by Company Shareholders. The Exchange shall have been approved by the requisite number of holders of the outstanding common stock of Company.

Section 5.06 No Governmental Prohibition. No order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality which prohibits the consummation of the transactions contemplated hereby.

Section 5.07 Consents. All consents, approvals, waivers or amendments pursuant to all contracts, licenses, permits, trademarks and other intangibles in connection with the transactions contemplated herein, or for the continued operation of NT Tech and Company after the Closing Date on the basis as presently operated shall have been obtained.

Section 5.08 Other Items.

(a) NT Tech shall have received a list of Company' shareholders containing the name, address, and number of shares held by each Company shareholder as of the date of Closing, certified by an executive officer of Company as being true, complete and accurate; and

(b) NT Tech shall have received such further opinions, documents, certificates or instruments relating to the transactions contemplated hereby as NT Tech may reasonably request.

ARTICLE VI

CONDITIONS PRECEDENT TO OBLIGATIONS OF COMPANY
AND THE COMPANY SHAREHOLDERS

The obligations of Company and the Company Shareholders under this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions:

Section 6.01 Accuracy of Representations and Performance of Covenants. The representations and warranties made by NT Tech in this Agreement shall be true as of the Closing Date (except for changes therein permitted by this Agreement) with the same force and effect as if such representations and warranties were made at and as of the Closing Date. Additionally, NT Tech shall have performed and complied with all covenants and conditions required by this Agreement to be performed or complied with by NT Tech and shall have satisfied the conditions described below prior to or at the Closing:

(a) On the Closing Date, NT Tech shall have no more than an aggregate of the number of shares of common and preferred stock issued and outstanding or issuable pursuant to outstanding warrants and options disclosed in its schedules, excluding any shares and options issuable pursuant to the Exchange.

(b) The shareholders of NT Tech shall have approved the Exchange and the related transactions described herein.

(c) All required applications and filings with governmental and regulatory agencies shall have been made and all necessary governmental and regulatory approvals shall have been obtained, including compliance with all applicable federal and state securities laws.

Company shall have been furnished with certificates, signed by duly authorized executive officers of NT Tech and dated the Closing Date, to the foregoing effect.

Section 6.02 Officer's Certificate. Company shall have been furnished with certificates dated the Closing Date and signed by duly authorized executive officers of NT Tech, to the effect that no litigation, proceeding, investigation or inquiry is pending, or to the best knowledge of NT Tech threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement or, to the extent not disclosed in the NT Tech Schedules, by or against NT Tech, which might result in any material adverse change in any of the assets, properties or operations of NT Tech.

Section 6.03 No Material Adverse Change. Since the date of the most recent NT Tech balance sheet, there shall not have occurred any change in the financial condition, business, or operations of NT Tech nor shall any event have occurred which, with the lapse of time or the giving of notice, would have a material adverse impact on the financial statements of NT Tech, taken as a whole.

Section 6.04 Good Standing. Company shall have received a certificate of good standing from the Secretary of State of the State of Nevada or other appropriate office, dated as of a date within ten days prior to the Closing Date certifying that NT Tech is in good standing as a corporation in the State of Nevada and has filed all tax returns required to have been filed by it to date and has paid all taxes reported as due thereon.

Section 6.05 No Governmental Prohibition. No order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality which prohibits the consummation of the transactions contemplated hereby.

Section 6.06 Consents. All consents, approvals, waivers or amendments pursuant to all contracts, licenses, permits, trademarks and other intangibles in connection with the transactions contemplated herein, or for the continued operation of NT Tech and Company after the Closing Date on the basis as presently operated shall have been obtained.

Section 6.07 Other Items.

(a) NT Tech shall have satisfied all of its outstanding liabilities exceeding $135,000.

(b) Company shall have received further opinions, documents, certificates, or instruments relating to the transactions contemplated hereby as Company may reasonably request.

ARTICLE VII

MISCELLANEOUS

Section 7.01 Brokers. NT Tech and Company agree that, except for Hanover Financial Services, there were no finders or brokers involved in bringing the parties together or who were instrumental in the negotiation, execution or consummation of this Agreement. NT Tech and Company each agree to indemnify the other against any claim by any third person other than those described above for any commission, brokerage, or finder's fee arising from the transactions contemplated hereby based on any alleged agreement or understanding between the indemnifying party and such third person, whether express or implied from the actions of the indemnifying party.

Section 7.02 Governing Law. This Agreement shall be governed by, enforced, and construed under and in accordance with the laws of the United States of America and, with respect to the matters of state law, with the laws of the State of Texas, without giving effect to principles of conflicts of law thereunder.

Section 7.03 Notices. Any notice or other communications required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered to it or sent by telecopy, overnight courier or registered mail or certified mail, postage prepaid, addressed as follows:

If to NT Tech, to:	Herbert Sears
Chief Executive Officer
33 Pine Street
Exeter, New Hampshire 03833
Facsimile: (603) 772-8426

With copies to:	Hank Vanderkam, Esq.
Vanderkam & Associates
1301 Travis, #1200
Houston, Texas 77002
Facsimile: (713) 547-8905

If to Company, to:	Paul O. Williams
Chairman of the Board and Chief Financial Officer
2601 Network Blvd., Suite 208
Frisco, Texas 75034
Facsimile: (214) 227-6577

With copies to:	Billy J. Robinson, Esq.
1333 W. McDermott, Suite 200
Allen, Texas 75013
Facsimile: (469) 519-2494

or such other addresses as shall be furnished in writing by any party in the manner for giving notices hereunder, and any such notice or communication shall be deemed to have been given (i) upon receipt, if personally delivered, (ii) on the day after dispatch, if sent by overnight courier, (iii) upon dispatch, if transmitted by telecopy and receipt is confirmed by telephone and (iv) three (3) days after mailing, if sent by registered or certified mail.

Section 7.04 Attorney's Fees. In the event that either party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the prevailing party shall be reimbursed by the losing party for all costs, including reasonable attorney's fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

Section 7.05 Confidentiality. Each party hereto agrees with the other that, unless and until the transactions contemplated by this Agreement have been consummated, it and its representatives will hold in strict confidence all data and information obtained with respect to another party or any subsidiary thereof from any representative, officer, director or employee, or from any books or records or from personal inspection, of such other party, and shall not use such data or information or disclose the same to others, except (i) to the extent such data or information is published, is a matter of public knowledge, or is required by law to be published; or (ii) to the extent that such data or information must be used or disclosed in order to consummate the transactions contemplated by this Agreement. In the event of the termination of this Agreement, each party shall return to the other party all documents and other materials obtained by it or on its behalf and shall destroy all copies, digests, work papers, abstracts or other materials relating thereto, and each party will continue to comply with the confidentiality provisions set forth herein.

Section 7.06 Public Announcements and Filings. Unless required by applicable law or regulatory authority, none of the parties will issue any report, statement or press release to the general public, to the trade, to the general trade or trade press, or to any third party (other than its advisors and representatives in connection with the transactions contemplated hereby) or file any document, relating to this Agreement and the transactions contemplated hereby, without the prior written consent of the other parties, which consent shall not be unreasonably withheld.

Section 7.07 Schedules; Knowledge. Each party is presumed to have full knowledge of all information set forth in the other party's schedules delivered pursuant to this Agreement.

Section 7.08 Third Party Beneficiaries. This contract is strictly between NT Tech and Company, and, except as specifically provided, no director, officer, stockholder (other than the Company Shareholders), employee, agent, independent contractor or any other person or entity shall be deemed to be a third party beneficiary of this Agreement.

Section 7.09 Expenses. Subject to Section 7.04 above, whether or not the Exchange is consummated, each of NT Tech and Company will bear their own respective expenses, including legal, accounting and professional fees, incurred in connection with the Exchange or any of the other transactions contemplated hereby.

Section 7.10 Entire Agreement. This Agreement and the Escrow Agreement attached hereto as Exhibit "A" represents the entire agreement between the parties relating to the subject matter thereof and supersedes all prior agreements, understandings and negotiations, written or oral, with respect to such subject matter.

Section 7.11 Survival; Termination. The representations, warranties, and covenants of the respective parties shall survive the Closing Date and the consummation of the transactions herein contemplated for a period of two years.

Section 7.12 Counterparts and Facsimile Signatures. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by facsimile signature, such signature shall create a valid and binding obligation of the party executing the same (or on whose behalf such signature is executed) with the same force and effect as if such facsimile signature page were an original thereof.

Section 7.13 Amendment or Waiver. Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing. At any time prior to the Closing Date, this Agreement may by amended by a writing signed by all parties hereto, with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance may be extended by a writing signed by the party or parties for whose benefit the provision is intended.

Section 7.14 Best Efforts. Subject to the terms and conditions herein provided, each party shall use its best efforts to perform or fulfill all conditions and obligations to be performed or fulfilled by it under this Agreement. Each party also agrees that it shall use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective this Agreement and the transactions contemplated herein

IN WITNESS WHEREOF, the corporate parties hereto have caused this Agreement to be executed by their respective officers, hereunto duly authorized, as of the date first-above written.
NT Technologies, Inc.		Nexplore Technologies, Inc.

By:	/s/ Herbert Sears	By:	/s/ Paul O. Williams
	Herbert Sears		Paul O. Williams
	Chief Executive Officer		Chairman of the Board and
Chief Financial Officer

The undersigned shareholders of NT Tech hereby approve the foregoing Agreement and the transactions contemplated thereby. Subject to Section 7.11 above, each of the undersigned hereby represents and affirms that he has read each of the representations and warranties of NT Tech set out in this Agreement hereof and that all of such representations and warranties are true and correct.

/s/ Herbert Sears	/s/ Edward Nichols
Herbert Sears	Edward Nichols

Exhibit "A"

ESCROW AGREEMENT

This ESCROW AGREEMENT, is made as of ________________, 2007 [Closing Date], by and among Nexplore Technologies, Inc. (the "Company"), Edward Nichols and Herbert Sears (the "Escrow Shareholders") and Billy J. Robinson, Esq. (the "Agent"), who have agreed to act in accordance with the terms and conditions hereof and have signed their names hereto below.

W I T N E S S E T H

WHEREAS, the Escrow Shareholders, in the aggregate, own a majority of the issued and outstanding par value $.001 shares of common stock ("Common Shares") of NT Technologies, Inc. ("NT Tech"),

WHEREAS, pursuant to a Share Exchange Agreement dated as of an even date herewith, NT Tech has acquired all of the outstanding securities of the Company, resulting in the Company becoming a wholly owned subsidiary of NT Tech,

WHEREAS, the Share Exchange Agreement requires the Escrow Shareholders to deliver certain certificates representing NT Tech Common Shares, accompanied by separate stock powers duly endorsed in blank by the appropriate person(s) (together, the "Escrow Shares") into an escrow account maintained by an escrow agent, and

WHEREAS, the parties wish to set forth their understanding pursuant to which the Agent will act as escrow agent for receipt of the Escrow Shares from the Escrow Shareholders, and will hold and administer the Escrow Shares pursuant to the terms and conditions of this Escrow Agreement.

NOW, THEREFORE, the parties hereto hereby agree as follows:

1. The Company and Escrow Shareholders hereby appoint the Agent as escrow agent, and the Agent hereby accepts such appointment for the purpose and on the terms and conditions set forth in this Escrow Agreement.

2. The Agent will accept the Escrow Shares from the Escrow Shareholders and these Escrow Shares will remain in escrow and may not be transferred or sold by the Escrow Shareholders for a period of six (6) months from the date of this Escrow Agreement ("the Escrow Period") without the express written consent of the Company.

3. In accordance with Section 2.02 of the Share Exchange Agreement, the Company may pay or otherwise settle up to $135,000 of NT Tech's liabilities that are outstanding on the date of this Escrow Agreement. As and when the Company pays or settles any of NT Tech's liabilities, the Company shall notify the Agent of such payment or settlement and furnish the Agent with such supporting documentation as the Agent may require describing the proposed payment or settlement amount, the stock price to be applied, and the number of Escrow Shares to be offset against the proposed payment or settlement amount. Upon receipt of such notice, the Agent shall be authorized to withhold the appropriate number of Escrow Shares for transfer to Company's designee without further authorization from any party. The Escrow Shares shall be applied only to the discharge of the foregoing liabilities and for no other purpose, nor to satisfy any other obligation of the Escrow Shareholders or NT Tech arising under the Share Exchange Agreement.

4. The Agent shall not release the Escrow Shares from the Escrow Account prior to expiration of the Escrow Period, except as otherwise provided herein. Upon expiration of the Escrow Period, the Agent shall, without further instruction, return the remaining Escrow Share certificates and unused stock powers to the appropriate party, along with an accounting of the Escrow Shares.

5. The Agent may assume that any notice or instruction received by it hereunder is authentic and has been duly and validly given, pursuant to due authorization by or on behalf of the person by which or on behalf of which it purports to be given and that the Shares are being sold in compliance with the Securities Act of 1933, as amended, and all other laws, Rules and Regulations application thereto, and the Escrow Agent shall have no duty to inquire with respect thereto.

6. The Agent shall have no duties or obligations hereunder except those specifically set forth herein and such duties and obligations shall be determined solely by the express provisions of this Escrow Agreement. The Agent shall not be liable for anything it may do or refrain from doing in connection with its duties hereunder except as a result of its own willful misconduct or fraud. The Agent shall not be required to defend any legal proceedings which may be instituted against it in respect of the subject matter of these instructions unless requested to do so by the undersigned parties and indemnified to its satisfaction against the cost and expense of such defense. The Agent shall not be required to institute legal proceedings of any kind, and shall have no responsibility to verify the genuineness or validity of any document or signature or other item deposited with or submitted to it under this Escrow Agreement. Each party agrees to indemnify the Agent from all costs and expenses associated with the performance of the Agent's duties under this Escrow Agreement including the fees of counsel of this Escrow Agreement. Any action brought which involves the Agent shall be brought only in Collin County, Texas.

7. Communication required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered or sent by telecopy, overnight courier or certified mail, postage prepaid to such addresses shown below or as shall be furnished in writing by any party in the manner for giving notices hereunder, and any such communication shall be deemed to have been given (i) upon receipt, if personally delivered, (ii) on the day after dispatch, if sent by overnight courier, (iii) upon dispatch, if transmitted by telecopy and receipt is confirmed by telephone and (iv) three (3) days after mailing, if sent by certified mail.

8. The Agent's obligations under this Escrow Agreement shall terminate on the same date as all of the Escrow Share certificates have been returned to the Escrow Shareholders or otherwise transferred under the terms of this Escrow Agreement.

9. The Escrow Shareholders acknowledge that the Agent currently serves as legal counsel for the Company and that no attorney-client relationship exists, or is created by this Escrow Agreement, between the Escrow Shareholders and the Agent. The parties agree that, in the event a conflict should arise between the parties, the Agent shall, in any event, remain bound by the terms of this Escrow Agreement, but will not be disqualified from also acting as legal counsel for the Company. The Escrow Shareholders agree not to communicate any confidential information to the Agent at any time, beyond that which is necessary for the Agent to carry out his duties under this Escrow Agreement.

10. This Escrow Agreement shall be governed by and construed in accordance with the laws of the State of Texas, United States of America.

11. This Escrow Agreement may be executed in several counterparts, each of which shall be an original, and such counterparts shall together constitute but one and the same instrument. In the event that any signature is delivered by facsimile transmission or by facsimile signature, such signature shall create a valid and binding obligation of the party executing the same (or on whose behalf such signature is executed) with the same force and effect as if such facsimile signature page were an original thereof.

12. From time to time on and after the date hereof, the parties shall deliver or cause to be delivered to the Escrow Agent such further documents and instruments and shall do and cause to be done such further acts as the Escrow Agent shall reasonably request in the performance of its duties and obligations hereunder (it being understood that the Escrow Agent shall have no obligation to make any such request to carry out more effectively the provisions and purposes of this Agreement, to evidence compliance herewith or to assure itself that it is protected in acting hereunder).

13. This Escrow Agreement, along with the Share Exchange Agreement between the Company and the Escrow Shareholders, constitutes the entire agreement between the parties hereto with respect of the subject matter hereof and may not be changed or modified except by a written agreement signed by all the parties hereto.

14. For the duration of this Escrow Agreement, all voting rights associated with the Escrow Shares shall be exercised by the Company.

-- Signatures follow --

IN WITNESS WHEREOF, each of the parties hereto has executed this Escrow Agreement on the date and year first written above.

NEXPLORE TECHNOLOGIES, INC.
By:	/s/ Paul O. Williams
Paul O. Williams
Chairman of the Board and
Chief Financial Officer

Address:	2601 Network Blvd., Suite 208
Frisco, Texas 75034
Facsimile:	(214) 227-6577

ESCROW SHAREHOLDERS:

/s/ Edward Nichols
Edward Nichols

Address:	8950 Scenic Pine Drive
Parker, Colorado 80134
Facsimile:	(303) 794-3398

/s/ Herbert Sears
Herbert Sears

Address:	33 Pine Street
Exeter, New Hampshire 03833
Facsimile:	(603) 772-8426

Confirmed and Agreed:

BILLY J. ROBINSON, ESQ.
as Escrow Agent

/s/ Billy J. Robinson
Billy J. Robinson

Address:	1333 W. McDermott, Suite 200
Allen, Texas 75013
Facsimile:	(469) 519-2494